MJ McCONNELL & JONES LLP
CERTIFIED PUBLIC ACCOUNTANTS

September 2, 2014

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: Zaxis International Inc.

Commission File Number 0-15476

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Zaxis International Inc. in Item 4.01 of its Form 8-K dated September 3, 2014 and captioned "Changes in Registrant's Certifying Accountant."

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

McConnell & Jones LLP